                                   SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            TERRA INDUSTRIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5)  Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     -------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3)  Filing Party:

     -------------------------------------------------------------------------

     (4)  Date Filed:

     -------------------------------------------------------------------------

Notes:

                                 March 19, 2002

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the annual meeting of stockholders of Terra Industries Inc. to be held at 9:00 a.m. on Tuesday, April 30, 2002 at the offices of Citigroup, 399 Park Avenue, New York, New York 10022.

     The accompanying notice of meeting and proxy statement describe the matters to be considered and voted upon at the annual meeting. There will also be a report to stockholders on Terra and its business, and stockholders will have an opportunity to discuss matters of interest concerning Terra.

     We hope all stockholders will be able to attend this meeting. Please check the appropriate box on your proxy card if you plan to attend.

     It is important that you be represented whether or not you plan to attend the annual meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted.

     On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 2001. We look forward to seeing you at the meeting.

     MICHAEL L. BENNETT                             HENRY R. SLACK
     President and Chief Executive Officer          Chairman of the Board

                  NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                  ---------------------------------------------

TO THE STOCKHOLDERS:

     The annual meeting of the stockholders of Terra Industries Inc. ("Terra") will be held at the offices of Citigroup, 399 Park Avenue, New York, New York, on Tuesday, April 30, 2002 at 9:00 a.m., for the following purposes:

     (a)  to elect directors to Terra's Board of Directors;

     (b) to consider and act upon a proposal to ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as Terra's independent accountants for 2002.

     (c) to consider and act upon the Terra Industries Inc. Stock Incentive Plan of 2002; and

     (d) to transact such other business as may properly come before the annual meeting.

     Only stockholders of record of Terra's common stock at the close of business on March 1, 2002 are entitled to notice of, and to vote at, the annual meeting.

                                               MARK A. KALAFUT
                                               Vice President, General Counsel
                                               and Corporate Secretary

March 19, 2002

                                PROXY STATEMENT
General

     The annual meeting of the stockholders of Terra Industries Inc. will be held at the offices of Citigroup, 399 Park Avenue, New York, New York
10022, on Tuesday, April 30, 2002 at 9:00 a.m.

     The mailing address of Terra's principal executive offices is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000. This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about March 19, 2002.

     The accompanying proxy form is solicited by Terra's Board of Directors. It may be revoked at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary. These proxies, if properly executed, duly returned and not revoked, will be voted for the election of directors, except to the extent the stockholder withholds voting authority. Such proxies will also be voted on the other matters described in this proxy statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the annual meeting other than the election of directors, the ratification of its selection of independent accountants and the approval of the Terra Industries Inc. Stock Incentive Plan of 2002. The persons named in the accompanying form of proxy will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment. A stockholder's presence at the annual meeting does not of itself revoke the proxy.

Securities Entitled to Vote

     The only securities entitled to be voted at the annual meeting are shares of Terra's common stock. Only holders of common stock at the close of business on the record date, March 1, 2002, are entitled to vote. Each share of common stock is entitled to one vote, and all shares vote together as a single class. There were 76,472,849 shares of common stock issued and outstanding on March 1, 2002.

Vote Required

     Stockholders are entitled to cast one vote for each director nominated to the Board of Directors for each share of common stock held on the record date. Cumulative voting is not permitted. Stockholders are also entitled to one vote per share on each other matter voted upon at the annual meeting. To be elected, a director-nominee must receive over half the votes present at the meeting for purposes of a quorum in person or by proxy and actually cast in the election of directors. In order to be approved, each other proposal must receive over half the votes present at the meeting for purposes of a quorum in person or by proxy and actually cast. Shares of stockholders abstaining from voting, but otherwise present at the meeting in person or by proxy, will be included with broker non-votes and voted shares in determining the number of shares present at the meeting. Such abstaining shares and broker non-votes, however, will not be counted as a vote for or against any director-nominee or as a vote for or against any other matter.

     Taurus International S.A. ("Taurus") on the record date owned 49.1% of Terra's outstanding common stock. Taurus is incorporated under the laws of Luxembourg as a soci[eacute]t[eacute] anonyme and is a wholly-owned subsidiary of Anglo American plc ("Anglo American"), a company incorporated under the laws of England and Wales as a public limited company. Terra has been advised by Taurus that these shares will be voted for the election of the director-nominees described in this proxy statement. They will also be voted for the ratification of its selection of independent accountants and the approval of the Stock Incentive Plan of 2002. As a result, these votes together with the votes of Terra's management ensure the election of these directors, the ratification of such selection of independent accountants and the approval of the Terra Industries Inc. Stock Incentive Plan of 2002.

                              ELECTION OF DIRECTORS

Nominees

     Up to eleven directors comprise Terra's Board of Directors. Each is elected to hold office for a term expiring with the next-occurring annual meeting (or earlier with the election and qualification of a successor) or upon resignation or removal. The affirmative vote of over half the votes present at the annual meeting, entitled to be cast for a director-nominee and actually cast in the election of directors, is required for election to the Board. Unless otherwise indicated, proxies in the accompanying form will be voted for the nominees named below or for any successor nominee designated by the Board. Such a successor nominee would be designated only in the unlikely event that a nominee named below becomes unable or unwilling to serve as a director before the election. All of the nominees named below are incumbent directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with Terra, his or her principal occupations during the past five years, and the year in which he or she was first elected a director:

                                                                                                 Year First
                                         Present Position and Office with Terra and               Elected
   Name and Age                       Principal Occupation During the Past Five Years             Director
   ------------                       -----------------------------------------------             --------

Edward G. Beimfohr (69)      Partner, Windels, Marx, Lane & Mittendorf LLP (a New York law          1994
                             firm) since prior to 1990.

Michael L. Bennett (48)      President and Chief Executive Officer of Terra since April 2001;       2001
                             Executive Vice President and Chief Operating Officer from February
                             1997 to April 2001; Senior Vice President of Terra and President -
                             Terra Distribution Division from November 1995 to January 1997;
                             Senior Vice President, Distribution of Terra from February 1995 to
                             October 1995; Senior Vice President, Distribution of Terra
                             International, Inc. from October 1994 to January 1995; Vice
                             President, Northern Division thereof from January 1992 to October
                             1994.

Edward M. Carson (72)        Retired; Chairman of the Board and Chief Executive Officer of First    1983
                             Interstate Bancorp (a bank holding company) from June 1990 to May
                             1995 and President thereof from January 1985 to May 1990.

Thomas H. Claiborne (37)     Senior Vice President Administration and Secretary to the Executive    1999
                             Committee of an affiliate of Terra, Anglo American plc (an international natural resources company), since January 2001; Vice
                             President Administration and Secretary to the Executive Committee of
                             Anglo American plc from May 1999 to December 2000; Vice
                             President of Minorco Services (UK) Ltd. from December 1996 to May
                             1999; and Executive - Corporate Finance thereof from November
                             1995 to December 1996.

Eric K. Diack (44)           Executive Vice President - Finance of Anglo Industries and the Anglo   1999
                             Ferrous Metals Division of Anglo American plc, an affiliate of Terra;
                             Finance Director of Anglo American Industrial Corporation Ltd. from
                             1997 to 1999; and Executive Director thereof from 1996 to 1997.

David E. Fisher (59)         Retired; Finance Director of Minorco (an international natural         1993
                             resources company) from January 1990 to May 1999.

Martha O. Hesse (59)         President of Hesse Gas Company (an energy investment company)          2001
                             since 1990.

                                                                                                 Year First
                                         Present Position and Office with Terra and               Elected
   Name and Age                       Principal Occupation During the Past Five Years             Director
   ------------                       -----------------------------------------------             --------

Burton M. Joyce (60)         Retired; Vice Chairman of the Terra Board of Directors since April,    1986
                             2001; President and Chief Executive Officer of Terra from May 1991 to April 2001; Executive Vice President and Chief Operating Officer
                             thereof from February 1988 to May 1991.

William R. Loomis, Jr. (53)  Chairman of the Terra Board of Directors from May 1996 to April        1996
                             2001; Chief Executive Officer of Lazard LLC (an investment banking firm) from November 2000 to December 2001; Managing Director thereof from June 1995 to November 2000; General Partner in the
                             Banking Group of Lazard Fr[egrave]res & Co. from 1984 to June 1995.

John R. Norton III (72)      Chairman and Chief Executive Officer of J. R. Norton Company (an       1993
                             agricultural production company) since 1972. Between May 1985 and February 1986, Mr. Norton served as a U.S. Deputy Secretary of
                             Agriculture and was not an officer of J. R. Norton Company during that period.

Henry R. Slack (52)          Chairman of the Terra Board of Directors since April 2001; Chairman    1983
                             of Task (USA) Inc. (a private investment firm) since September 1999;
                             Chief Executive and Director of Minorco from 1992 to 1999.

     The Board of Directors recommends that you vote FOR the election of each of the above-named director-nominees.

     Several directors are also on the boards of directors of other companies subject to the reporting requirements of the U.S. federal securities laws. Mr. Bennett is a director of Terra Nitrogen Corporation, the General Partner of Terra Nitrogen Company, L.P. Mr. Carson is a director of Schuff Steel Company; Mr. Diack is a director of McCarthy Retail Ltd.; Ms. Hesse is a director of Pinnacle West Capital Corporation, Arizona Public Service, Laidlaw Inc., Mutual Trust Companies, and AMEC plc; Mr. Joyce is a director of IPSCO Inc. and Terra Nitrogen Corporation, the General Partner of Terra Nitrogen Company, L.P.; Mr. Norton is a director of Apollo Group, Inc.; and Mr. Slack is a director of Engelhard Corporation and South African Breweries PLC.

Board of Directors and Committees

     The Board of Directors held four regular meetings in 2001. Each director attended at least 75% of the total number of meetings of the Board and of Board committees of which he or she was a member.

     The Board of Directors has an audit committee, an executive committee and a personnel committee. The Board does not have a nominating committee. The audit committee met three times in 2001 and is currently comprised of Ms. Hesse, Mr. Fisher and Mr. Norton. The audit committee reviews Terra's procedures for reporting financial information to the public. Each year this committee recommends to the full Board a firm of independent accountants to audit and review Terra's books and records. The committee reviews the scope of such audit, related reports and recommendations and any non-audit services provided by such firm. Terra's internal audits, reports and related recommendations are also reviewed by the audit committee.

     All of the members of the audit committee are independent as defined in the New York Stock Exchange ("NYSE") listing standards with the exception of Mr. Fisher. At the April 26, 2001 Board meeting, the Board of Directors exercised its business judgment and determined to override Mr. Fisher's technical noncompliance with the NYSE's independence standard (i.e., it has been less than three years since Mr. Fisher's departure from Minorco, an affiliate of the Corporation) because (i) Mr. Fisher is in fact no longer an officer or employee of any affiliated corporation, and he has no other continuing relationship with any affiliated corporation (other than receiving employee benefits previously earned during his employment at Minorco); and (ii) Mr. Fisher's considerable accounting and financial management expertise would be of substantial benefit, and in fact is necessary, to the sound deliberations of the audit committee. Mr. Fisher is the retired former finance director of Minorco and has no current relationship to Terra or its affiliates other than as a director.

     The executive committee, which did not meet last year, is currently comprised of Messrs. Bennett, Carson, Loomis and Slack. The executive committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of Terra between meetings of the Board.

     The personnel committee held three regular meetings last year and is currently comprised of Messrs. Beimfohr, Carson, Claiborne and Joyce. Its functions include recommending to the Board of Directors the appointment of Terra executive officers and establishing the compensation to be paid to such individuals. The committee also administers certain employee benefit plans, establishes and in consultation with management, administers compensation guidelines and personnel policies. See the "Report on Executive Compensation" below.

     The Board of Directors establishes special committees of the Board from time to time. The specific functions of such committees are determined at the time of establishment. In addition, the Board and its committees occasionally take action by unanimous written consent in lieu of a meeting.

Equity Security Ownership

     Principal stockholders. The following table shows the ownership of Terra securities as of December 31, 2001 by the only persons known to Terra to beneficially own more than five percent of any class of Terra voting securities. The information in this table is based on information reported to the SEC by or on behalf of such persons:

===========================================================================================
  NAME AND ADDRESS OF            TITLE OF       AMOUNT AND NATURE OF       PERCENTAGE OF
   BENEFICIAL OWNER               CLASS         BENEFICIAL OWNERSHIP           CLASS
-------------------------------------------------------------------------------------------
Taurus International S.A.       Common Stock  37,560,725 sole voting and       49.1%
9 rue Sainte Zithe                            investment power
L-2763 Luxembourg City
Grand Duchy of Luxembourg
-------------------------------------------------------------------------------------------
Anglo American plc              Common Stock  37,560,725 sole voting and       49.1%
20 Carlton House Terrace                      investment power through its
London SW1Y 5AN                               subsidiary Taurus International
England
-------------------------------------------------------------------------------------------
Dimensional Fund Advisors Inc.  Common Stock  5,286,500 sole voting and
1299 Ocean Avenue, 11th Fl.                   investment power                  6.8%
Santa Monica, CA 90401
===========================================================================================

     Taurus International S.A. is a company incorporated under the laws of Luxembourg as a soci[eacute]t[eacute] anonyme and is wholly-owned by Anglo American plc ("Anglo American"), a company incorporated under the laws of England and Wales as a public limited company. Anglo American, with its subsidiaries joint ventures and associates, is a global leader in the mining and natural resource sectors. It has significant and focused interests in gold, platinum, diamonds, coal, base and ferrous metals, industrial minerals and forest products.

     Directors and Officers. The following table shows, as of December 31, 2001, the number of shares of Terra common stock owned by (1) each director-nominee;
(2) Terra's chief executive officer (who is also a director); (3) the four other most highly-compensated executive officers; (4) a former executive officer; and (5) all directors and executive officers as a group.

                                                                     Shares of Common Stock
       Name                                                           Beneficially Owned/1/
       ----                                                           ---------------------
     E.G. Beimfohr.................................................         29,500
     M.L. Bennett..................................................        439,348
     E.M. Carson...................................................         25,500
     T.H. Claiborne................................................         24,750
     E.K. Diack....................................................         24,500
     D.E. Fisher...................................................         24,750
     M.O. Hesse....................................................          2,500
     B.M. Joyce....................................................      1,211,338
     M.A. Kalafut..................................................         88,973
     W.R. Loomis, Jr...............................................        172,500
     F.G. Meyer....................................................        314,729
     J.R. Norton III...............................................         28,908
     W.M. Rosenbury................................................        342,537
     S.A. Savage...................................................        125,457
     H.R. Slack....................................................         35,583

     Directors and all executive officers as a group (16 persons)..      2,960,257

---------------------
/1/ Each director-nominee or executive officer has sole voting and investment power over the shares shown as beneficially owned. Mr. Joyce beneficially owned 1.6% of Terra's issued and outstanding common stock. Each other director-nominee and executive officer individually and beneficially owned less than one percent, and the directors and executive officers as a group owned 3.9% of Terra's issued and outstanding common stock. These share numbers include ownership of restricted common stock, which is subject to certain performance-related vesting conditions, and shares held under Terra's Employees' Savings and Investment Plan.

     The shares shown above also include shares acquirable pursuant to stock options which are currently exercisable. Upon such exercise, the option holders would acquire shares as follows: Mr. Beimfohr (12,000); Mr. Bennett (106,666); Mr. Carson (12,000); Mr. Claiborne (12,000); Mr. Diack (12,000); Mr. Fisher (12,000); Ms. Hesse (0); Mr. Joyce (826,666); Mr.
     Kalafut (26,700); Mr. Loomis (50,000); Mr. Meyer (66,666); Mr. Norton (13,333); Mr. Rosenbury (60,000); Mr. Savage (33,333); and Mr. Slack
     (13,333); and all directors and executive officers as a group (1,287,531). Until the options are exercised, these individuals will neither have voting nor investment power over the underlying shares of common stock but only have the right to acquire beneficial ownership of the shares through exercise of their respective options.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Terra's executive officers, directors and beneficial owners of more than ten percent of Terra's common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the stock with the Securities and
Exchange
                                       5

Commission ("SEC") and the New York Stock Exchange ("NYSE"). Executive officers and directors are required by SEC regulations to furnish Terra with copies of all Section 16(a) reports they file. All of Terra's executive officers, directors and beneficial owners of more than ten percent of Terra's common stock have timely filed all reports required under Section 16(a).
This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra's executive officers and directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides a summary of compensation paid or accrued by Terra to or on behalf of certain Terra executive officers. These officers include Mr. Bennett and Mr. Joyce, each of whom served as Terra's Chief Executive Officer in 2001, plus Terra's four other most highly compensated executive officers. With the exception of Mr. Joyce, these executive officers are those in office as of December 31, 2001 and are collectively referred to below as the "named executive officers." Compensation information is provided for the years 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

====================================================================================================================================
                                                                                                                       All Other
                     Annual Compensation                                           Long-Term Compensation            Compensation/6/
                                                                                                                                  -
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Other                            Securities
              Name and                                                  Annual        Restricted Stock   Underlying
        Principal Position/1//       Year  Salary/2//  Bonus/3//   Compensation/4//    Awards(s)/5//      Options
                           -                      -          -                  -                -
------------------------------------------------------------------------------------------------------------------------------------
Michael L. Bennett                   2001  $368,269           --          $2,372          $408,800/7//           --           $8,160
                                                                                                   -
President and                        2000   310,577      $55,000           4,284           206,250/8//           --            8,458
                                                                                                   -
Chief Executive Officer              1999   322,346           --              --                --         160,000            13,715
------------------------------------------------------------------------------------------------------------------------------------
Burton M. Joyce                      2001   162,347           --           5,505             7,300/7//          --           282,422
                                                                                                   -
President and                        2000   502,501       75,000          10,138           412,500/8//          --             8,143
                                                                                                   -
Chief Executive Officer              1999   612,020           --              --                --         415,000             8,145
------------------------------------------------------------------------------------------------------------------------------------
Mark A. Kalafut                      2001   153,983           --           2,372            73,000/9//          --             7,391
                                                                                                   -
Vice President, General Counsel and  2000   137,395       13,000           4,284                                              13,103
Corporate Secretary                  1999   136,476           --              --                                              15,886
------------------------------------------------------------------------------------------------------------------------------------
Francis G. Meyer                     2001   253,007           --           2,669           116,800/7//          --            10,669
                                                                                                   -
Sr. Vice President and               2000   226,539       23,000           4,749           165,000/8//          --             8,446
                                                                                                   -
Chief Financial Officer              1999   235,124           --              --                  --       100,000             9,558
------------------------------------------------------------------------------------------------------------------------------------
W. Mark Rosenbury                    2001   221,946           --           2,372           116,800/7//          --            10,137
                                                                                                   -
Sr. Vice President and               2000   208,827       24,000          20,798/9//       154,688/8//          --             9,571
                                                                                 -                 -
Chief Administrative Officer         1999   211,296           --          34,575/10//           --          90,000             9,610
                                                                                 --
------------------------------------------------------------------------------------------------------------------------------------
Steven A. Savage                     2001   209,846           --           3,454            87,600/7//          --             9,584
                                                                                                   -
Sr. Vice President, Manufacturing    2000   193,173       18,000           5,600            82,500/8/           --            29,748
                                                                                                   -
Terra Nitrogen Corporation, L.P.     1999   197,904           --              --                  --        50,000            37,707
====================================================================================================================================

/1//  Mr. Joyce retired as an officer of Terra Industries Inc. effective
 - April 26, 2001 and Mr. Bennett became President and Chief Executive Officer on that date. George H. Valentine resigned from Terra Industries Inc. effective June 30, 2001 and Mr. Kalafut became Vice President, General Counsel and Corporate Secretary on July 1, 2001.

/2//  For all years includes amounts deferred at the election of the named
 - executive officer under Terra's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan.

/3//  "Bonus" includes, for the applicable year of service, amounts awarded
 - under Terra's Incentive Award Program for Officers and Key Employees and includes portions thereof deferred at the election of the named executive officer under Terra's Supplemental Deferred Compensation Plan. Bonuses earned in one year are paid in the following year. Each year shown therefore indicates the salary earned and paid in that year and any bonus earned in that year and paid in the next year.

/4/  "Other Annual Compensation" includes tax reimbursements or "gross-ups"
 - with respect to certain perquisites provided to the named executive officers. While the named executive officers receive certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus, except for Mr. Rosenbury as described below.

/5/  This item shows the grant date value of restricted stock awards. The
 - number of such shares still subject to restriction and the value thereof (shown in parenthesis), at December 31, 2001 by each of the named executive officers is: Mr. Bennett: 240,000 ($840,000); Mr. Joyce:
     202,500 ($708,750); Mr. Kalafut 25,000 ($87,500); Mr. Meyer: 120,000
     ($420,000); Mr. Rosenbury: 115,000 ($402,500); and Mr. Savage: 70,000
     ($245,000). During the restricted period, a holder of restricted shares is entitled to all benefits incidental to ownership of Terra common stock, including voting such shares and receiving such dividends as from time to time may be declared by the Board of Directors.

/6/  "All Other Compensation" comprises amounts contributed, allocated or
 - accrued for the named executive officers under both Terra's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan. The value accrued under Terra's Employees' Savings and Investment Plan and the value accrued under the Supplemental Deferred Compensation Plan (shown in parenthesis) in 2001 was: Mr. Bennett $8,160 and ($0); Mr. Joyce $7,422 and ($0); Mr. Kalafut $7,391 and ($0); Mr. Meyer $8,160 and ($2,509); Mr. Rosenbury $8,160 and ($1,977); Mr. Savage $8,160 and
     ($1424). In 2000, Mr. Bennett $8,458 and ($0); Mr. Joyce $8,143 and ($0);
     Mr. Kalafut $7,749 and ($5,354); Mr. Meyer $8,446 and ($0); Mr. Rosenbury $8,429 and ($1,142); Mr. Savage $10,431 and ($19,317). In 1999, Mr.
     Bennett $8,023 and ($5,692); Mr. Joyce $8,145 and ($0); Mr. Kalafut $7,697 and ($8,189); Mr. Meyer $8,008 and ($1,550); Mr. Rosenbury $8,020
     and ($1,590); Mr. Savage $10,000 and ($27,707).

     In addition, "All Other Compensation" includes consulting service payments to Mr. Joyce in 2001 totaling $275,000 under Mr. Joyce's April 26, 2001 Retirement and Consulting Agreement.

/7/  On August 2, 2001, Terra's Board of Directors approved, as
 - recommended by its Personnel Committee, grants of the following restricted shares under Terra's 1997 Stock Incentive Plan: 140,000 to Mr. Bennett; 2,500 to Mr. Joyce; 25,000 to Mr. Kalafut; 40,000 to Mr. Meyer; 40,000 to Mr. Rosenbury; and 30,000 to Mr. Savage. The closing price per common share on the New York Stock Exchange ("NYSE") on the date of the award was $2.92. Except for Mr. Joyce, the restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of the award (i.e., August 3, 2004) or (ii) specified changes in control or ownership of Terra (as defined in the award). In regard to Mr. Joyce's grants, the restrictions lapse on the earlier of (i) the business day following the second anniversary of the date of the award (i.e., August 3, 2003) or (ii) specified changes in control or ownership of Terra (as defined in the award).

/8/  On February 16, 2000, Terra's Board of Directors approved, as
 - recommended by its Personnel Committee, grants of the following restricted shares under Terra's 1997 Stock Incentive Plan: 200,000 to Mr. Joyce; 100,000 to Mr. Bennett; 80,000 to Mr. Meyer; and 75,000 to Mr. Rosenbury. The closing price per common share on the New York Stock Exchange ("NYSE") on the date of the award was $2.0625. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of award (i.e., February 17, 2003) or (ii) specified changes in control or ownership of Terra (as defined in the award).

/9/  "Other Annual Compensation" for Mr. Rosenbury in 2000 consists of:
 - (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $20,029; and (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $769.

/10/ "Other Annual Compensation" for Mr. Rosenbury in 1999 consists of:
 -- (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $15,325; and (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $19,250.

Option Exercises and Year-End Value Table

     The following table provides information concerning the exercise of stock options during 2001 as well as the number and value of unexercised options to purchase Terra common stock granted under Terra's stock incentive plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 2001 OPTION VALUES

================================================================================================================
                      Number of                         Number of Securities          Value of Unexercised
                   shares acquired      Value         Underlying Unexercised         in-the-Money Options at
   Name             on exercise in     Realized      Options at December 31, 2001      December 31, 2001/1/
                        2001                       -------------------------------------------------------------
                                                    Exercisable   Unexercisable     Exercisable   Unexercisable
----------------------------------------------------------------------------------------------------------------
Michael L. Bennett          -0-             -0-         106,666          53,334             -0-             -0-

Burton M. Joyce             -0-             -0-         826,666         138,334             -0-             -0-

Mark A. Kalafut             -0-             -0-          26,700           4,000         $28,000         $14,000

Francis G. Meyer            -0-             -0-          66,666          33,334             -0-             -0-

W. Mark Rosenbury           -0-             -0-          60,000          30,000             -0-             -0-

Steven L. Savage            -0-             -0-          33,333          16,667             -0-             -0-
================================================================================================================

/1/  Based on the closing price per share on the New York Stock
 - Exchange-Composite Transaction of Terra common stock on December 31, 2001 ($3.50).
                                       8

                              PENSION PLAN TABLES

     The following table shows for Mr. Rosenbury and certain other employees retiring in 2001 the estimated annual retirement benefit payable on a straight life annuity basis under the Employees' Retirement Plan (the "Retirement Plan") and Terra's Excess Benefit Plan (the "Excess Benefit Plan"), on a non-contributory basis, at various levels of accrued service and compensation.

-------------------------------------------------------------------------------
  Remuneration                  YEARS OF CREDITED SERVICE
                    5      10        15          20         25         30
-------------------------------------------------------------------------------
 $150,000       $12,009  $24,017   $36,026     $48,035    $60,043    $72,052
  250,000        20,759   41,517    62,276      83,035    103,793    124,552
  500,000        42,634   85,267   127,901     170,535    213,168    255,802
  750,000        64,509  129,017   193,526     258,035    322,543    387,052
1,000,000        86,384  172,767   259,151     345,535    431,918    518,302
-------------------------------------------------------------------------------

     Average compensation (as defined under the Retirement Plan) as of December 31, 2001 for Mr. Rosenbury was $370,936. The estimated credited years of service under the retirement plan for Mr. Rosenbury was 14.

     Certain other Terra executive officers and employees, including Messrs. Bennett, Kalafut, Meyer and Savage, are entitled to the estimated annual retirement benefit (payable on a straight life annuity basis) under the Retirement Plan and Excess Benefit Plan as set forth in the following table:

-------------------------------------------------------------------------------
  Remuneration                   YEARS OF CREDITED SERVICE
                  5       10           15         20         25         30
-------------------------------------------------------------------------------
 $150,000     $10,509   $21,017      $31,526    $42,035   $52,543    $63,052
  250,000      18,259    36,517       54,776     73,035    91,293    109,552
  500,000      37,634    75,267      112,901    150,535   188,168    225,802
  750,000      57,009   114,017      171,026    228,035   285,043    342,052
1,000,000      76,384   152,767      229,151    305,535   381,918    458,302
-------------------------------------------------------------------------------

     Average compensation (as defined under the Retirement Plan) as of December 31, 2001 for Mr. Bennett was $378,964; for Mr. Kalafut $163,394; for Mr. Meyer $311,029; and for Mr. Savage $235,061. The estimated credited years of service under the Retirement Plan for each such officer was as follows: Mr. Bennett -28; Mr. Kalafut - 12; Mr. Meyer - 19; and Mr. Savage - 14.

     "Compensation" under the Retirement Plan includes the total salary and wages paid to a participant, including bonuses, overtime, commissions and elective contributions made by Terra on behalf of the participant pursuant to Internal Revenue Code (the "Code") sections 401(k) or 125. Covered earnings are limited by Section 401(a)(17) of the Code to $170,000 in 2001. The above benefits are subject to the limitations of Section 415 of the Code, which provides for a maximum annual payment of approximately $140,000 in 2001. Under the Excess Benefit Plan, however, Terra will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. "Compensation" under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan.

Employee Contracts, Termination of Employment and Change of Control Arrangements

     Terra's Chief Executive Officer and each of the other named executive officers are party with Terra to an executive retention agreement. Mr. William
R. Loomis, Jr. was also party with Terra to an executive retention agreement during his tenure as Chairman of the Board of Directors. Each such agreement provides the executive with certain benefits if his employment is terminated under specified conditions. To receive benefits, the executive must be terminated within two years of a change of control (as defined in the agreement) of Terra. In addition, such termination must be made either by Terra or a successor entity without cause, or by the executive for good reason.

     Benefits under the executive retention agreements include (a) continuation of base salary and bonus for two years; (b) continuation of medical and dental benefits for two years; (c) payment of accrued but unpaid compensation; (d) automatic vesting in Terra's Excess Benefit Plan with an addition of two years to the credited service level and the age of the participant for purposes of computing the accrued benefits under the Excess Benefit Plan; and (e) certain outplacement services. Such benefits are in lieu of any other severance benefits that may otherwise be payable. Compensation earned from other employment shall not reduce the amounts otherwise payable by Terra. Terra also agreed to reimburse each such officer on an after-tax basis for any excise tax incurred as a result of the "excess parachute payment" provisions of the Internal Revenue Code.

     Mr. Joyce retired effective April 26, 2001 and resigned as Terra's President and Chief Executive Officer on that date. In connection with Mr. Joyce's retirement, Terra entered into a retirement and consulting agreement providing Mr. Joyce certain benefits. Under this agreement, Mr. Joyce agreed to provide consulting services to the company for the five-year period commencing April 26, 2001 at a rate of $550,000 annually. Either party may terminate the consulting period effective May 1, 2004 and in the event of such termination, the company shall pay Mr. Joyce $1,100,000 in a lump sum on June 1, 2004. The company also agreed to reimburse Mr. Joyce up to $65,000 for the cost of secretarial services and office space through May 1, 2004. In addition to providing consulting services as described above, Mr. Joyce forgoes all rights to all benefits under the Executive Retention Agreement dated December 31, 1998 and provided the company a general release of all claims.

Director Compensation

     In August 1999, the Board of Directors decided to compensate directors who are not Terra employees by granting stock-based awards under Terra's 1997 Stock Incentive Plan in replacement of the former cash-based compensation policy. (Directors continue to be reimbursed in cash for their expenses in attending meetings of the Board and its committees.) Pursuant to this policy, grants of restricted stock were made in May, 2000 as follows: Mr. Loomis, Chairman of the Board, was granted 45,000 shares of restricted common stock. Each of Mr. Norton, chairman of the audit committee, and Mr. Slack, chairman of the personnel committee, was granted 12,000 shares of restricted common stock. Each of the remaining non-employee directors was granted 10,000 shares of restricted common stock. The restrictions lapse upon the earlier of (i) a change of control of Terra (as defined in the award) and (ii) the second anniversary of the date of award.

     In April 2001 the Board of Directors awarded Mr. Loomis a special recognition bonus on the occasion of his completion of his term as Chairman of the Board. At this time, Mr. Loomis' executive retention agreement was terminated.

     In August 2001, the Board of Directors voted to compensate non-employee directors with a mix of stock and cash. Under this new policy, grants of restricted stock and cash payments were made as follows: Mr. Slack, Chairman of the Board, was granted 10,000 shares and an annual cash retainer of $70,000 (payable quarterly). The remaining non-employee directors received an annual restricted share grant of

2,500 shares, an annual cash retainer of $15,000 (payable quarterly) and meeting fees of $1,000 per meeting attended with the exception of Ms. Hesse, who has chosen to receive her entire compensation in stock. Each of Mr. Norton, Chairman of the Audit Committee, and Mr. Beimfohr, Chairman of the Personnel Committee, receive an additional annual cash retainer of $2,000 (payable quarterly) for serving as committee chairmen.

Performance Graph

     The SEC requires that a comparative performance graph be included with this proxy statement. A line-graph presentation is required, comparing cumulative, indexed, five-year stockholder returns on specified, hypothetical investments. These investments must include the S & P 500 Stock Index and either a nationally-recognized industry standard or an index of peer companies selected by Terra.

     Terra has for some years chosen to use a self-selected industry peer group. The peer group is intended to reflect as closely as possible Terra's business as a producer of nitrogen products and methanol for agricultural and industrial customers.

     The peer group consists of the following companies: Agrium Inc.; Lyondell Chemical Company; Methanex Corp.; Mississippi Chemical Corporation; Norsk Hydro ASA; Potash Corporation of Saskatchewan Inc.; and Terra Nitrogen Company, L.P.

     The graph below assumes an investment of $100 at the close of the last trading day in 1996. Three alternative investments are compared: Terra common stock; the S & P 500 Stock Index; and the industry peer group.

                       Five-Year Stock Performance Graph

                                    [GRAPHIC]

-------------------------------------------------------------------------------
                                              December 31,
                           1996     1997     1998     1999     2000     2001
-------------------------------------------------------------------------------
Terra Industries Inc.     100.00    89.79    43.77    11.23    17.97     25.16

S&P 500 Stock Index       100.00   133.36   171.48   207.56   188.66    166.24

Industry Peer Group       100.00    97.99    68.77    69.70    84.74     79.44
-------------------------------------------------------------------------------

     This graph may not be regarded as part of any Terra filing made under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This is true even if such filings contain statements incorporating this proxy by general reference. This graph can only be regarded as filed under these laws by a statement specifically incorporating this information into such filing.

Compensation Committee Interlocks and Insider Participation

     The Personnel Committee of Terra is composed of the directors named as signatories to the "Report on Executive Compensation" below. No director has any direct or indirect material interest in or relationship with Terra other than stockholdings as discussed above and as related to his or her position as a director, except as described under the caption "Certain Relationships and Related Transactions." During 2001, no officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on Terra's Board.

                        REPORT ON EXECUTIVE COMPENSATION

General Policy

     Terra's compensation policy is designed to retain and motivate executive officers and other employees who are capable of leading Terra in achieving its business objectives and in creating stockholder value. The compensation of executive officers is reviewed and approved annually by the personnel committee of the Board of Directors, which is comprised entirely of directors who are not Terra employees. Terra's executive compensation program is intended to be (1) competitive; (2) tied to performance; and (3) aligned with stockholder interests. The three elements of Terra's executive compensation program are base salary, annual incentive awards and long-term incentive compensation. Incentive awards are made under Terra's Incentive Award Program for Officers and Key Employees (the "Key Executive Plan"). Long-term incentive compensation consists of stock options, restricted stock or other award opportunities offered under Terra's stockholder-approved stock incentive plans (the "Long Term Plans"). As an executive officer's level of responsibility increases, a greater portion of his or her total compensation is based on annual and long term incentive compensation and less on base salary.

     The compensation of Terra executive officers is intended to be competitive with that offered by a performance peer group to persons with comparable experience and responsibilities. The performance peer group is comprised of companies of similar size or market capitalization to Terra and engaged in businesses similar to Terra's. The performance peer group includes most of the companies in the industry peer group selected for the comparative performance graph above. The personnel committee of the Board periodically obtains advice from an independent compensation consultant concerning total compensation competitiveness versus the performance peer group, including salary, annual incentives and long term awards.

     The Internal Revenue Code limits the ability of Terra to deduct from taxable income compensation paid to any executive in excess of $1 million. In the event compensation for any Terra executive exceeds this $1 million threshold, the personnel committee will balance the benefits of tax deductibility with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the personnel committee may take actions it deems to be in the best interest of Terra stockholders, including: (1) provide non-deductible compensation above the $1 million threshold; (2) require the executive to defer a portion of bonus or other compensation in excess of this threshold to a time when payment may be deductible by Terra; and/or (3) modify Terra compensation programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

Base Salary

     Changes in the base salaries of executive officers (other than Mr. Bennett) are reviewed by the committee annually with Mr. Bennett and the Senior Vice President and Chief Administrative Officer and are largely based on the individual's performance and contribution to Terra. In addition, the committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer's performance to determine appropriate adjustments to base salaries.

Annual Incentive Awards

     In making annual incentive awards, the personnel committee of the Board reviews the Key Executive Plan in the first quarter of each year. At this time, the committee approves an incentive award pool which is based on a target percentage of each executive officer's salary and on the achievement by Terra of certain targeted financial goals. The targeted percentage of salary generally increases with the executive officer's level of responsibility. The targeted financial goals are proposed by Terra management and reviewed by the committee.

     The overall incentive award pool is increased or reduced based on Terra's performance measured against the targeted financial goals. Individual awards are then increased or reduced based on the executive officer's achievement of personal goals and the size of the incentive award pool. A set of individual goals are established each year by each executive and the senior officer he or she reports to, or in the case of Mr. Bennett, the personnel committee.

     For incentive awards payable in 2002 under the Key Executive Plan for service to Terra in 2001, the targeted financial goals were based on net income. In determining an individual award, achievement of targeted financial goals was given primary weight and achievement of individual goals was given a weight of up to 34%. Because Terra failed to attain the targeted financial goals in 2001, no incentive awards were paid.

Long Term Awards

     Long term incentive awards under the Long Term Plans are designed to provide an incentive to executive officers in increasing stockholder value on a sustained basis. Based on various factors, including the recommendations of an independent compensation consultant, the personnel committee of the Board from time to time issues incentive stock options, non-qualified stock options and restricted shares.

     In deciding to grant long term incentive awards to Terra's executive officers, the committee recognizes that the value of the awards (i) will not be immediately realized, (ii) will be dependent on building profitability and stockholder value well after the date of grant, and (iii) will provide a continuing incentive to executive officers long after the award has actually been earned. Individual awards take into account the respective scope of accountability, strategic and operational responsibilities and the contribution of each executive officer.

     The personnel committee, with the advice of an independent compensation consultant, granted restricted stock in 2001 to forty-one (41) key employees and executives, including the Chief Executive Officer.

CEO Compensation

     Base Salary. In determining Mr. Bennett's base salary, the personnel committee (with the advice of an independent compensation consultant) considers several factors. These factors include salaries for comparable positions in companies within the performance peer group and Mr. Bennett's recent appointment to his position. This base salary is below the midpoint salaries for comparable positions in the performance peer group.

     Annual Incentive Awards. Mr. Bennett's target salary percentage for purposes of calculating his annual incentive award under the Key Executive
Plan was 60%. Reflecting Terra's failure to achieve its targeted financial goals for 2001, no incentive compensation was paid in 2002 for service in 2001.

     Long Term Awards. The personnel committee made a long term incentive award to Mr. Bennett in 2001. Several factors, along with the advice of an independent compensation consultant, were considered in making this award. The size and form of the award was consistent with awards made to Terra's other executive officers. Factors considered included the value of awards typically given chief executive officers of companies within the performance peer group. As a result, in August 2001 Mr. Bennett was granted 140,000 shares of restricted stock.

     Other Compensation. Mr. Bennett and Terra are party to an executive retention agreement, the terms of which are described above under "Employee Contracts and Termination of Employment and Change of Control Arrangements."

     Retired CEO. Mr. Joyce's service as President and Chief Executive Officer of Terra ended on April 26, 2001. In connection with Mr. Joyce's retirement from the offices of President and Chief Executive Officer, Mr. Joyce and Terra negotiated and entered into a retirement and consulting agreement. These negotiations took into account Mr. Joyce's agreement to provide certain consulting service to Terra and to provide Terra with certain releases. Mr. Joyce continues to be a member of Terra's Board of Directors. See "Employment Contracts; Termination of Employment and Change of Control Arrangements."

The Personnel Committee
of the Board of Directors
of Terra Industries Inc.

E.G. Beimfohr, Chairman
E.M. Carson
T.H. Claiborne
B.M. Joyce

                             AUDIT COMMITTEE REPORT

     The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to last year's Proxy Statement), include providing oversight to Terra's financial reporting process through periodic meetings with Terra's independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of Terra is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Terra's senior management, including senior financial management, and its independent auditors.

     We have reviewed and discussed with senior management Terra's audited financial statements included in the 2001 Annual Report to Stockholders. Management has confirmed to us that the data in such financial statements (i) has been prepared with integrity and objectivity and is the responsibility of management and, (ii) has been prepared in conformity with generally accepted accounting principles.

     We have discussed with Deloitte & Touche, our independent auditors, the matters required to be discussed by Statement of Audit Standard No. 61 ("SAS 61")(Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of Terra's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and
(vi) any difficulties encountered in performing the audit.

     We have received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche and Terra that in their professional judgment may reasonably be thought to bear on independence. Deloitte & Touche has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Terra within the meaning of the federal securities laws.

     Based on the review and discussions described above with respect to Terra's audited financial statements included in Terra's 2001 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in Terra's Annual Report on Form 10-K for filing with the SEC.

     As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Terra's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and Terra's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that the data in such financial statements has been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Terra's independent auditors with respect to such financial statements.

The Audit Committee
of the Board of Directors
of Terra Industries Inc.

D.E. Fisher
M.O. Hesse
J.R. Norton III, Chairman

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Terra's U.K. business purchases potash in the ordinary course of its business and on an arms-length basis from a subsidiary, Cleveland Potash, of Anglo American. This supply relationship began before this business was purchased by Terra in 1997. Potash and ammonium nitrate are used in the U.K. business to make blended fertilizers. These blended fertilizers represent 5% or less of sales for the U.K. business. On November 29, 2001, Anglo American announced that it had entered into an agreement to sell Cleveland Potash to a subsidiary of Israel Chemicals Limited.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2002. Deloitte & Touche LLP also serves as independent accountants for Anglo American and various subsidiaries of Anglo American.

Audit Fees

     Terra estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of Terra's annual financial statements set forth in Terra's Annual Report on Form 10-K for the year ended December 31, 2001, and (ii) the review of Terra's quarterly financial statements set forth in Terra's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, equal approximately $424,000.

Financial Information Systems Design and Implementation Fees

     There were no fees billed by Terra's independent auditors in this category.

All Other Fees

     Terra estimates that the aggregate fees for all other services rendered by its independent auditors for Terra's most recent fiscal year equal approximately $778,000. These fees included $301,000 in other audit related services, which include the audits of the employee benefit plans and services related to the filings with the Security and Exchange Commission.

     The Audit Committee has advised Terra that it has determined that the non-audit services rendered by Terra's independent auditors during Terra's most recent fiscal year are compatible with maintaining the independence of such auditors.

     The Board of Directors intends to introduce at the annual meeting the following resolution:

     RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche LLP as independent accountants for the Corporation for the year 2002 be, and it hereby is, ratified.

     It is expected that members of Deloitte & Touche LLP will attend the annual meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

     To ratify the Board's selection of independent accountants, over half of the votes cast "for" or "against" such ratification must be cast "for." Abstentions and broker non-votes will not be counted as a vote against this proposal.

     The Board of Directors recommends that you vote FOR the ratification of its selection of independent accountants.

       APPROVAL OF THE TERRA INDUSTRIES INC. STOCK INCENTIVE PLAN OF 2002

     On February 20, 2002, the Board of Directors adopted the Terra Industries Inc. Stock Incentive Plan of 2002 (the "2002 Plan"), subject to approval by the stockholders of Terra. The purpose of the 2002 Plan is to encourage outstanding individuals to accept or continue employment with Terra and its subsidiaries or to serve as directors of Terra, to furnish maximum incentive to those persons to improve operations and increase profits, and to strengthen the mutuality of interest between those persons and Terra's stockholders by providing them stock options and other stock and cash incentives.

     The Board of Directors believes that approval of the 2002 Plan is in the best interests of Terra in order to assure that Terra has available a program of competitive, flexible and contemporary forms of compensation incentives for key employees and non-employee directors, and thereby to further the future development and welfare of Terra.

     The following is a summary of the terms of the 2002 Plan; it is qualified by reference to the text of the 2002 Plan, which is set forth in its entirety as Appendix A to this Proxy Statement.

     The 2002 Plan authorizes the grant to key employees and non-employee directors, of Terra and its subsidiaries, selected by the personnel committee or such other committee designated by the Board consisting of two or more non-employee directors of Terra, of awards consisting of (i) options intended to qualify as "incentive stock options" under the Internal Revenue Code, (ii) options that are not intended to so qualify, (iii) stock appreciation rights,
(iv) restricted stock, (v) performance stock, (vi) performance units and (vii) other stock or cash awards. Terra believes that there are approximately 40 key employees and 9 non-employee directors that will be eligible to participate in the 2002 Plan. The aggregate number of common shares reserved for issuance under the 2002 Plan is 3,500,000 shares. The maximum number of common shares that may be granted in the form of awards under the 2002 Plan in any fiscal year to a key employee is 300,000. No awards under the 2002 Plan may be granted after February 20, 2012. From and after the stockholder approval of the 2002 Plan, no stock awards shall be granted under Terra's 1997 Stock Incentive
Plan.

     Stock Options. Under the 2002 Plan, the committee may grant incentive stock options and nonqualified options to purchase common shares of Terra Under the 2002 Plan (i) the option price per share may not be less than the fair market value of Terra's common shares at the time of grant, (ii) incentive and nonqualified stock options generally may not be exercised prior to the satisfaction of all terms and conditions determined by the committee or after the expiration of the stock option, which expiration shall be determined by the committee (but such expiration must be no later than 10 years from the date of grant) and (iii) payment of the option price may be made in cash, previously acquired common shares held for at least six months or such other method that the committee deems appropriate.

     Stock Appreciation Rights. The 2002 Plan permits the grant of a stock appreciation right in conjunction with the grant of an option or on a freestanding basis. The grant price of a stock appreciation right granted in conjunction with an option will be equal to the exercise price of such option, and the grant price of a freestanding stock appreciation right will be the fair market value of Terra's common shares at the time of grant. A stock appreciation right permits its holder, upon exercise of such right, to receive a payment equal to the excess of the fair market value of the common shares covered by such right over the grant price of such stock appreciation right. Such payment may be made in common shares or in cash, as the committee may determine. A stock appreciation right generally may be exercised after the satisfaction of any terms and conditions determined by the committee, but no later than the expiration of such stock appreciation right, which expiration shall be determined by the committee (but such expiration must be no later than 10 years from the date of grant and, in the case of a right granted in conjunction with the grant of any option, such expiration shall occur no later than the expiration of the related option).

     Restricted Stock. Restricted common shares may be awarded under the 2002 Plan, with each such share to be subject to restrictions and terms and conditions determined by the committee.

     Performance Stock. Performance stock awards under the 2002 Plan are contingent rights to receive common shares of Terra based on the achievement of performance goals and other terms and conditions as prescribed by the committee. Payments may be in the form of common shares or in cash (in an amount equal to the fair market value of the common shares otherwise required to be issued), as determined by the committee. Notwithstanding the satisfaction of performance goals, the number of shares issued to recipients of performance stock awards may be adjusted by the committee in its sole discretion. However, the committee may not increase the number of shares earned upon satisfaction of any performance goal by any participant that is a "covered employee" (as defined in Section 162(m) of the Internal Revenue Code).

     Performance Units. Performance units under the 2002 Plan are contingent rights to receive future payments based on the achievement of performance goals and other terms and conditions as prescribed by the committee. Payments may be in the form of cash or common shares, as determined by the committee. Notwithstanding the satisfaction of performance goals, the amount of the payments made to recipients of performance units may be adjusted by the committee in its sole discretion. However, the committee may not increase the amount earned under a performance unit upon satisfaction of any performance goal by any participant that is a covered employee. The maximum amount that can be earned by a covered employee in any fiscal year is $3 million.

     Other Awards. Under the 2002 Plan, the committee may grant other cash or common share awards as it determines to be in the best interest of Terra on the terms and conditions as the committee deems appropriate.

     General. The Board of Directors or the committee may generally amend, suspend or terminate the 2002 Plan at any time. However, no amendment can be made to the 2002 Plan without stockholder approval if stockholder approval is required by law, regulation or stock exchange rule. The number, kind and option price of shares subject to awards are subject to adjustment by the committee in the event of any merger, consolidation, reorganization or stock dividend or split. Shares that cease to be subject to an outstanding award (otherwise than by exercise of an option or cancellation upon exercise of a stock appreciation right or by settlement of an award in shares) become again available for award under the 2002 Plan.

     2002 Plan Benefits. The benefits or amounts that will be received by or allocated to the persons and groups set forth below are within the discretion of the committee and therefore are not presently determinable. If the 2002 Plan had been in effect in 2001, the amounts received by the persons set forth below would have been the same as the amounts received by such persons under the 1997 Plan. The amounts that were awarded in 2001 under the 1997 Plan are as follows:

-------------------------------------------------------------------------------
                                                           Number of Restricted
          Name and position              Dollar Value($)          Shares
-------------------------------------------------------------------------------
Michael L. Bennett
President and Chief Executive Officer
(since April, 2001)....................          $408,800               140,000
Burton M. Joyce
President and Chief Executive Officer
(through April, 2001)..................             7,300                 2,500
Mark A. Kalafut
Vice President, General Counsel
and Corporate Secretary
(since June, 2001).....................            73,000                25,000
Francis G. Meyer
Sr. Vice President and
Chief Financial Officer................           116,800                40,000
W. Mark Rosenbury
Sr. Vice President and
Chief Administrative Officer...........           116,800                40,000
Steven A. Savage
Sr. Vice President Manufacturing
Terra Nitrogen Corporation, L.P. ......            87,600                30,000
Executive Group........................           846,800               290,000
Non-Executive Director Group...........            94,900                32,500
Non-Executive Officer Employee Group...           750,440               257,000
-------------------------------------------------------------------------------

     Federal Income Tax Consequences. Terra has been advised that, under present law, the principal federal income tax consequences of awards under the 2002 Plan are as follows:

     (a) An optionee will not realize taxable income upon the exercise of an incentive stock option, and Terra will not be entitled to any deduction, provided the optionee has been an employee of Terra or a subsidiary of Terra at all times from the date the option was granted to the date three months before exercise. If such optionee does not dispose of the shares acquired within one year after receipt and two years after the option was granted, gain or loss realized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. If the shares are disposed of prior to those times, the optionee will realize ordinary income, subject to wage and employment tax withholding in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon such a disposition, Terra will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income.

     (b) Upon exercise of a nonqualified option, an employee generally will recognize ordinary income, subject to wage and employment tax withholding, measured by the difference between the option price and the fair market value of the shares on the date of exercise, and Terra will be entitled to a deduction in the same amount.

     (c) Upon the exercise of a stock appreciation right, an optionee will recognize ordinary income, subject to wage and employment tax withholding, in an amount equal to (i) the sum of any cash received and the fair market value on the exercise date of any shares received, over the fair market value of the stock on the exercise date in the case of stock appreciation right granted independently of a stock option; and (ii) the sum of any cash received and the fair market value on the exercise date of any shares received, over the option exercise price (in the case of a stock appreciation right granted in tandem with a stock option). Terra will be entitled to a deduction in the same amount and at the same time as the optionee realizes such income.

     (d) An employee will recognize ordinary income subject to wage and employment tax withholding, upon receipt of payments with respect to other stock and cash awards equal to the sum of any cash received and the fair market value of the stock at the time, less the amount paid for such stock (if any). Terra will be entitled to a deduction in the same amount.

     (e) An employee will recognize ordinary income upon receipt of payments with respect to performance units and performance stock, and Terra will be entitled to a deduction in the same amount.

     (f) An employee normally will not recognize taxable income upon an award of restricted stock, and Terra will not be entitled to a deduction, until the termination of the restrictions unless an employee will make an election under Section 83(b) of the Internal Revenue Code to recognize ordinary income upon grant. Upon the termination of restrictions or upon the grant of stock (if any employee makes a Code Section 83(b) election), the employee will recognize ordinary income, subject to wage and employment tax withholding, in an amount equal to the fair market value of the shares at that time less the amount (if any) that the employee paid for such stock, and Terra will be entitled to a deduction in the same amount.

     The foregoing summary does not purport to be a complete description of the federal income tax and accounting aspects of awards under the 2002 Plan. The summary deals only with employees who are citizens or residents of the United States and is subject to change as the result of changes in the applicable laws, regulations or rulings. In addition to being subject to federal income taxes, employees receiving awards under the 2002 Plan may be subject to state and local taxes.

     On March 1, 2002, the closing price of common shares on the NYSE was $2.65 per share.

     The Board of Directors intends to introduce at the Annual Meeting the following resolution:

     RESOLVED, that the Terra Industries Inc. Stock Incentive Plan of 2002 be, and it hereby is, approved.

     The affirmative vote of a majority of the votes cast by the holders of common shares voting thereon is necessary for approval of the 2002 Plan and adoption of the proposal.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Proposals of stockholders intended to be submitted at the 2003 annual meeting of stockholders must be received by Terra at its principal executive offices on or before November 16, 2002 to be eligible for inclusion in Terra's proxy statement and accompanying proxy for such meeting. If a stockholder intends to bring a matter before the 2003 annual meeting of stockholders other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to Terra and otherwise satisfy the requirements of the Securities Exchange Act of 1934. To be timely, such notice must be received by the Corporate Secretary at Terra's principal executive offices on or before February 1, 2003.

                                       MISCELLANEOUS

     Terra will pay the cost of soliciting of proxies. Proxies are being solicited through the mail. Certain Terra employees, without additional compensation, may also solicit proxies personally, by telephone or by facsimile. Terra does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

     A copy of Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon written request to the Corporate Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.

                                                                 March 19, 2002

                                                                     Appendix A
                                 TERRA INDUSTRIES INC. STOCK
                                    INCENTIVE PLAN OF 2002

1.   Purpose of the Plan; Effect on Prior Plan.

     (a) The purpose of the Terra Industries Inc. Stock Incentive Plan of 2002 (the "Plan") is (i) to encourage outstanding individuals to accept or continue employment with Terra Industries Inc. ("Terra") and its subsidiaries or to serve as directors of Terra, (ii) to furnish maximum incentive to those persons to improve operations and increase profits, and (iii) to strengthen the mutuality of interest between those persons and Terra's stockholders by providing them stock options and other stock and cash incentives.

     (b) No awards shall be granted under the Terra Industries Inc. 1997 Stock Incentive Plan (the "1997 Plan") after stockholder approval of this Plan. All outstanding stock options and restricted stock awards previously granted under the 1997 Plan shall remain outstanding in accordance with the terms thereof.

2.   Definitions. As used in the Plan, the following words shall have the
     -----------
     following meanings:

     (a)  "Board of Directors" means the Terra Board of Directors.

     (b)  "Committee" means the committee described in Section 3 of the Plan.

     (c) "Common Shares" means the Common Shares (without par value) of Terra Industries Inc.

     (d) "Fair Market Value" means, as of any date, the closing sales price of a Common Share on the New York Stock Exchange - Composite Transactions or, if there are no sales reported on the New York Stock Exchange - Composite Transactions for such date, such closing sales price for the next preceding date for which sales were reported.

     (e)  "Incentive Stock Option" means an option to purchase Common
          Shares that is intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code.

     (f) "Internal Revenue Code" means the Internal Revenue Code of 1986 as now in effect or as hereafter amended or modified from time to time.

     (g) "Key Employee" means any person, including officers and directors, in the regular full-time employment of Terra or a Subsidiary who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of Terra and its Subsidiaries or otherwise to contribute substantially to the success of Terra and its Subsidiaries.

     (h)  "Restricted Stock" means one or more Common Shares awarded under
          Section 9 of the Plan, subject to such restrictions as the Committee deems appropriate or desirable.

     (i) "Performance Stock" means Common Shares awarded under Section 10 of the Plan.

     (j)  "Performance Unit" means a performance unit awarded under
          Section 11 of the Plan.

     (k) "Retirement" means becoming eligible to receive immediate retirement benefits under a retirement or pension plan of Terra or any Subsidiary.

     (l) "Stock Option" means an option to purchase Common Shares awarded under Section 7 of the Plan.

     (m) "Subsidiary" means any corporation (other than Terra) in an unbroken chain of corporations beginning with Terra if each of the corporations other than the last corporation in the unbroken chain owns more than 50% of the voting stock in one of the other corporations in such chain.

3.   Administration. The Plan will be administered by the Personnel
     --------------
     Committee or such other committee (the "Committee") of the Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall qualify as a "Non-Employee Director" within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor legislation. The Committee shall have the authority to construe and interpret the Plan and any awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Terra and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in a consent signed by all the Committee members. The Committee may delegate the administration of the Plan, in whole or in part, on such terms and conditions as it may impose, to such person or persons as it may determine in its discretion, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are or may be "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code ("Covered Employees").

4.   Participants. Participants may consist of Key Employees
     ------------
     of Terra and its Subsidiaries and Non-Employee Directors of Terra. Designation of a participant in any year shall not require the Committee to designate that person to receive an award in any other year or to receive the same type or amount of award as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors, which it deems relevant in selecting participants and in determining the type and amount of their respective awards.

5.   Shares Available under the Plan. There is hereby reserved for issuance
     -------------------------------
     under the Plan an aggregate of 3,500,000 Terra Common Shares. If there is a lapse, expiration, termination or cancellation of any stock option issued under the Plan prior to the issuance of shares thereunder or if Common Shares are issued under the Plan and thereafter are reacquired by Terra, the shares subject to those options and the reacquired shares shall be added to the shares available for awards under this Plan. In addition, any Common Shares exchanged by an optionee as full or partial payment to Terra of the exercise price under any stock option, any shares retained by Terra pursuant to a participant's tax withholding election, and any shares covered by an award which is settled in cash, all under either plan, shall be added to the shares available for awards under this Plan. All shares issued hereunder may be either authorized and unissued shares or issued shares reacquired by Terra. The maximum number of shares that may be granted in the form of awards pursuant to the Plan in any fiscal year to a Key Employee shall be 300,000 shares (subject to adjustment as provided in Section 14). The limitations set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of Section 162(m) of the Internal Revenue Code. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options.

6.   Types of Awards. Awards under the Plan shall consist of Stock
     ---------------
     Options, Stock Appreciation Rights, Restricted Stock, Performance Stock, Performance Units and Other Stock or Cash Awards, all as described below.

7.   Stock Options. Subject to the terms of the Plan, Stock Options may be
     -------------
     granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of Terra's Common Shares on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. Options shall be exercisable at such time and subject to such terms and conditions, as the Committee shall determine. The option price, upon exercise of any option, shall be payable to Terra in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months) having a Fair Market Value at the time of exercise equal to the option price, (c) certification of ownership of such previously-acquired shares, (d) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Terra the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Terra, and (e) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option if such action would result in a charge to Terra's earnings for financial statement purposes.

8.   Stock Appreciation Rights. Subject to the terms of the Plan, Stock
     -------------------------
     Appreciation Rights ("SARs") may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a freestanding basis. The grant price of a tandem SAR shall be equal to the option price of the related option. The grant price of a freestanding SAR shall be equal to the Fair Market Value of Terra's Common Shares on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem SAR or ten years in the case of a freestanding SAR. Upon exercise of an SAR, the participant shall be entitled to receive payment from Terra in cash or stock, at the discretion of the Committee, in an amount determined by multiplying the excess of the Fair Market Value of a common share on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised.

9.   Restricted Stock. Subject to the terms of the Plan, Restricted Stock
     ----------------
     may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

     (a) A prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance of the shares of Restricted Stock for a specified period; or

     (b) A requirement that the holder of Restricted Stock forfeit (or in the case of shares sold to the participant resell to Terra at cost) such shares in the event of (i) termination of employment during the period of restriction, or (ii) failure to attain performance goals or other terms and conditions specified by the Committee. All restrictions shall expire at such times, as the Committee shall specify.

10.  Performance Stock. Subject to the terms of the Plan, the Committee shall
     -----------------
     designate the participants to whom performance stock ("Performance Stock") is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock shall entitle the participant to a payment in the form of Common Shares upon the attainment of performance goals and other terms and conditions specified by the Committee.

     Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of Common Shares otherwise required to be issued to a participant pursuant to a Performance Stock award.

11.  Performance Units. Subject to the terms of the Plan, the Committee shall
     -----------------
     designate the participants to whom performance units ("Performance Units") are to be awarded and determine the number of units and the terms and conditions of each such award. Each Performance Unit award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under a Performance Unit award upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount that may be earned by a Covered Employee in any fiscal year may not exceed $3 million. The Committee may, in its discretion, substitute actual Common Shares of equal value for the cash payment otherwise required to be made to a participant pursuant to a Performance Unit award.

12.  Other Stock or Cash Awards. In addition to the incentives described in
     --------------------------
     sections 7 through 11 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in Common Shares under the Plan as it determines to be in the best interests of Terra and subject to such other terms and conditions as it deems appropriate.

13.  Performance Goals. Awards of Restricted Stock, Performance Stock,
     -----------------
     Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to, earnings before interest, taxes, depreciation and amortization; earnings per share; net earnings; operating earnings; earnings growth; economic value added; net sales; price appreciation of Common Shares; or return on net assets, equity or stockholders' equity ("Performance Criteria"). Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Performance Criteria may include or exclude extraordinary items, at the discretion of the Committee. Performance Criteria shall be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

14.  Adjustment Provisions.
     ---------------------
     (a) If Terra shall at any time change the number of issued Common Shares by stock dividend or stock split, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award in any fiscal year, and the number of shares covered by each outstanding award and the price therefore, if any, shall be equitably adjusted by the Committee, in its sole discretion.

     (b) Without affecting the number of shares reserved or available hereunder, the Board of Directors or the Committee may authorize the issuance or assumption of awards in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

     (c) In the event of any merger, consolidation or reorganization of Terra with or into another corporation, other than a merger, consolidation or reorganization in which Terra is the continuing corporation and which does not result in the outstanding Common Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each common share then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Shares of Terra will be entitled pursuant to the transaction.

15.  Nontransferability. Each award granted under the Plan shall not be
     ------------------
     transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant's lifetime only by the participant or, in the event of disability, by the participant's personal representative. In the event of the death of a participant, exercise of any award or payment with respect to any award shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the award shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of a Stock Option by the participant, subject to such terms and conditions as may be established by the Committee.

16.  Taxes. Terra shall be entitled to withhold the amount of any tax
     -----
     attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice as far in advance as practicable and Terra may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion, subject to such rules as it may adopt, permit a participant to pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Terra withhold Common Shares, having a Fair Market Value equal to the amount to be withheld.

17.  Duration, Amendment and Termination. No award hereunder shall be granted
     -----------------------------------
     more than ten years after the date of adoption of this Plan by the Board of Directors; provided, however, that the terms and conditions applicable to any award granted on or before such date may thereafter be amended or modified by mutual agreement between Terra and the participant, or such other person as may then have an interest therein. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.

18.  Other Provisions.
     -----------------

     (a) Any award under the Plan may also be subject to other provisions (whether or not applicable to an award to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant's employment, requirements or inducements for continued ownership of Common Shares after exercise or vesting of awards, forfeiture of awards in the event of termination of employment shortly after exercise or vesting or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of an award for such period and upon such terms as the Committee shall determine.

     (b) In the event any award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

19.  Governing Law. The Plan and any actions taken in connection herewith
     -------------
     shall be governed by and construed in accordance with the laws of the state of Maryland (without regard to applicable Maryland principles of conflict of laws).

20.  Stockholder Approval. The Board of Directors adopted the Plan on
     --------------------
     February 20, 2002, subject to stockholder approval. The Plan and any awards granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

                                                                 |
                                                                 |
                                                                 |        1796
                                                                 |_______

[X] Please mark your votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the following proposals.

--------------------------------------------------------------------------------

  The Board of Directors recommends a vote FOR each of the following proposals.

--------------------------------------------------------------------------------


                                FOR        WITHHELD
Election of
Directors.                      [_]          [_]
(see reverse)

For, except vote withheld from the following nominee(s):


----------------------------------------------------------

                                FOR        AGAINST        ABSTAIN
Approval of
independent                     [_]          [_]            [_]
accountants


                                FOR        AGAINST        ABSTAIN
Approval of The
Terra Industries Inc.           [_]          [_]            [_]
Stock Incentive Plan
of 2002.



Change of Address
or Comments                         [_]
(on reverse).


I will attend the Annual Meeting    [_]

--------------------------------------------------------------------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.



SIGNATURE(S)                                   DATE
            ----------------------------------      ------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

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                                [Logo of Terra]


                              TERRA INDUSTRIES INC.
                         Annual Meeting of Stockholders



                         DATE: Tuesday, April 30, 2002


                         TIME: 9:00 A.M.


                         PLACE: Citigroup
                                399 Park Avenue
                                New York, New York 10022

                                    P R O X Y

                              TERRA INDUSTRIES INC.

               Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints HENRY R. SLACK, MICHAEL L. BENNETT and FRANCIS
G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held April 30, 2002, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.



Election of Directors, Nominees:                 (Comments or Change of Address)

E.G. BEIMFOHR, M.L. BENNETT, E.M. CARSON,
T.H. CLAIBORNE, E.K. DIACK, D.E. FISHER,
M.O. HESSE, B.M. JOYCE, W.R. LOOMIS, JR.,
J.R. NORTON III and H.R. SLACK



(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.
                                                                   -------------
                                                                    SEE REVERSE

                                                                       SIDE
                                                                   -------------
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                  "Fax On-Call" News Release Service Available

        Terra offers a toll-free number you can use to obtain company announcements. This service, available 24 hours a day, is a quick way to receive quarterly earnings reports and other company news.

        Just dial 1-800-758-5804 and use the Terra code, 437906.

        Our goal is to provide you and other interested investors with timely information, efficiently and cost effectively.

                                    * * * * *


        Don't forget to visit our website located at www.terraindustries.com. Let us know what you think of it and how we can make it more useful to you.

                                [Logo of Terra]